ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of December 28, 2012 by and among AD Computer Corporation, a Pennsylvania corporation (the “Company,” and together with all of the direct and indirect subsidiaries of the Company, the “Company Group”), and Universal Business Payment Solutions Acquisition Corporation, a Delaware Corporation (“Advisor”).

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Advisor, ADC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, the Company Group, Carol and C. Nicholas Antich as joint tenants, C. Nicholas Antich, Carol Antich, Eric Antich, Lynn McCausland, the B N McCausland Trust and Joel E. Serfass, and C. Nicholas Antich as representative of the stockholders.;

WHEREAS, the Company, on behalf of the Company Group, desires to retain Advisor and Advisor desires to perform for the Company and/or the Company Group certain services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the closing of the transactions contemplated by the Purchase Agreement (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1. Term. This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or Advisor provides written notice of its desire to terminate this Agreement to the other party ninety (90) days prior to the expiration of the Term or any extension thereof.

2. Services. Advisor shall perform or cause to be performed such services for the Company and/or members of the Company Group as directed by the Company’s board of directors, which may include, without limitation, the following:

(a) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(b) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(c) human resource functions, including searching for and hiring executives; and

(d) other services for the Company or its subsidiaries upon which the Company’s board of directors and Advisor agree.

3. Advisory Fees.

(a) Annual Fee. Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement (all such fees, the “Management Fees”) will equal $90,000 per quarter. The Management Fees shall be payable to Advisor or its designee by the Company in advance on first business day of each quarter.

(b) Payment; Subordination.

(i) Any fees or expenses payable to Advisor or its designees pursuant to this Section 3 shall be paid by wire transfer to an account designated in writing by Advisor. Notwithstanding anything to the contrary in this Section 3, the Company shall not be required to pay the fees under Section 3(a) and Section 3(b) hereof if and to the extent such payment is expressly prohibited by (x) the Loan and Security Agreement, dated as of the date hereof, by and among the Company, Payroll Tax Filing Services, Inc., a Pennsylvania corporation, Advisor, as guarantor, and Metro Bank (the “Credit Facility”), in each case, so long as it has not been terminated and remains in full force and effect and Advisor shall promptly turnover and return any such payment received in violation of the Credit Facility to the Company. Any payments otherwise owed hereunder which are not made due to the prohibition in this Section 3(b) shall not be cancelled but rather accrue and bear interest at the Base Rate under and as defined in the Credit Facility, and shall be payable by the Company promptly when, and to the extent, that the Company and the other members of the Company Group are no longer prohibited from making such payments by the Credit Facility.

(ii) No provision of this Section 3 may be amended or otherwise modified without the prior written consent of the requisite holders of indebtedness evidenced by the Credit Facility.

4. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5. Liability. Neither Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct, breach of fiduciary duty (it being understood Advisor disclaims any fiduciary duties to the Company) or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees. Except as Advisor may otherwise agree in writing after the date hereof: (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those competing with the Company or any of its subsidiaries and (B) do business with any client or customer of the Company or any of its subsidiaries; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of such person or of such person’s participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company Group or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company Group. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the services to be provided by Advisor hereunder.

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6. Indemnity. Each member of the Company Group shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith, breach of fiduciary duty (it being understood Advisor disclaims any fiduciary duties to the Company) or willful misconduct by an Indemnitee. Each of the Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith, breach of fiduciary duty or willful misconduct by an Indemnitee, then Advisor shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries to the extent due to such gross negligence, bad faith, breach of fiduciary duty or willful misconduct by an Indemnitee.

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7. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Company or the Company Group:

AD Computer Corporation

3939 West Drive

Center Valley, PA 18034

Attention: C. Nicholas Antich

To Advisor:

Universal Business Payment Solutions Corporation
Radnor Financial Center
150 North Radnor-Chester Road, Suite F-200
Radnor, PA 19087
Attn: Bipin C. Shah

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz

8. Assignment. Neither the Company nor any member of the Company Group may assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld).

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

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12. Effective Time. This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto. If the Effective Time does not occur and the Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

13. Basis for Fees; Expenses. The parties hereto acknowledge and agree that the fees payable under this Agreement reflect Advisor's significant overhead costs, and, in the case of Transaction Fees, are success-based fees that are contingent on completed transactions. The parties hereto further agree that the fees payable hereunder are not based on hourly or per diem rates and Advisor shall not be required to account for its services on an hourly, per diem or similar basis. The Company agrees that, in addition to the fees payable under this Agreement, it shall reimburse Advisor and its affiliates for their reasonable out-of-pocket expenses (excluding normal overhead costs) incurred in performing the services contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

By:	/s/ Bipin C. Shah
Name: Bipin C. Shah Title: CEO and Secretary

AD COMPUTER CORPORATION

By:	/s/ C. Nicholos Antich
Name: C. Nicholos Antich Title: President

[Signature page to Advisory Agreement]